Exhibit 99.1

RealNetworks Names Tim Wan as Chief Financial Officer

Seattle, WA—April 2, 2012—RealNetworks Inc. (Nasdaq: RNWK) today announced the appointment of Tim M. Wan as Chief Financial Officer and Treasurer, effective April 18, 2012. Wan, a 12-year veteran of RealNetworks, most recently served as the company’s vice president of finance. He replaces Michael Eggers, who announced his resignation earlier this year.

“After a thorough internal and external search, we are very pleased to promote Tim — a seasoned RealNetworks veteran — to the position of Chief Financial Officer,” said Thomas Nielsen, chief executive officer and president of RealNetworks. “He knows RealNetworks’ business inside and out, has demonstrated superb leadership in driving our strategic planning and has developed a world-class finance organization. We are indeed fortunate to have him step into this role as we continue on our path toward creating RealNetworks 2.0.”

As vice president of finance, Wan, 41, was responsible for budgeting, financial planning and analysis, SEC reporting and accounting. In addition, Tim has been involved in numerous transactions from the acquisition of WiderThan to the formation and separation of Rhapsody.  Before joining the finance organization, he served as general manager of business planning for Real Networks’ consumer division, helping launch RealNetworks SuperPass as well as its music and games businesses.

Prior to joining RealNetworks, Tim was with JP Morgan Chase as a management development associate and later as a relationship manager in the Private Banking Group.  He has a B.A. in Economics from University of California, Los Angeles, and a MBA from the University of Southern California.

For More Information

Financial
Marj Charlier
(206) 225-6785
mcharlier@realnetworks.com

Press Only
Barbara Krause
(408) 981-2429
barbara@krause-taylor.com

About RealNetworks
RealNetworks creates innovative applications and services that make it easy to connect with and enjoy digital media. RealNetworks invented the streaming media category in 1995 and continues to connect consumers with their digital media both directly and through partners, aiming to support every network, device, media type and social network. RealNetworks corporate information is located at http://www.realnetworks.com/about-us